                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	February 7, 2023
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 4th QUARTER AND FULL YEAR 2022.

Columbus, Ohio – February 7, 2023  – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the fourth quarter and year to date (YTD) ended December 31, 2022.

Fourth Quarter and Full Year 2022 Highlights

•

Net Income of $4.7 million ($0.72 per share) for Q4 2022 which represents a 10% increase over Q3 2022.  Pre-provision, pre-tax net revenue ("PPNR") of $6.5 million for Q4 2022 was up 20% as compared to Q3 2022.  For the full year 2022, net income was $18.2 million  ($2.78 per share) and PPNR was $23.4 million.

•	Return on Average Assets (ROA) was 1.04% and PPNR ROA was 1.46% for the fourth quarter, while Return on Average Equity (ROE) was 13.55% and PPNR ROE was 18.96%.
•	For the year ended December 31, 2022, ROA was 1.11% and ROE was 13.69%.
•	Book value per share increased to $21.43 at December 31, 2022.
•	Net loans and leases grew by $98 million during the quarter. Net loans and leases totaled $1.6 billion at December 31, 2022.
•	Credit quality remains strong with nonperforming loans to total loans of 0.05% and loans more than 30 days past due at 0.13% of total loans.

Recent Developments

•

In February 2023, the Company will be relocating its headquarters to Hamilton Quarter, near New Albany, Ohio. This new location consolidates two (2) existing offices as well as provides significantly increased presence and visibility.  Additionally, we expect increased banking opportunities given its proximity to the Intel growth corridor.  Boutique delivery of Commercial and Personal Banking services will be provided at the new HQ location.

•	On January 4, 2023, the Company’s Board of Directors declared a Cash Dividend of $0.05 per share payable on January 31, 2023 to shareholders of record as of the close of business on January 17, 2023.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented: “Our Business model with Boutique delivery continues to resonate with Business Owners and Entrepreneurs located in the metro markets we serve. Over the past 12–15 months, we have successfully doubled the size of our Commercial Banking teams, adding experienced Talent mostly coming to us from Regional Banks. The additions of this top Commercial Banking talent has enabled us to continue shifting our business mix toward Commercial and Industrial (“C&I”), capturing quality new full service relationships.

To help offset the pressure on Net Interest Margin (“NIM”) from rising Deposit costs, we are leaning more heavily into SBA loans and other higher yielding earning assets. In addition, we have a number of initiatives underway during 2023 to expand Fee Income revenues, including Swap fee income, along with introducing new Cash Management products and services along with a new and competitive Business Credit Card Program.

We are protecting as well as expanding our core Deposit base, having particular success with increasing our Deposits from not for profits and local Municipalities.

Our Credit Quality remains pristine, as we have maintained our disciplines and focus on high quality customers and borrowers.

We expect our new HQ location, which combines two (2) existing Columbus area locations, will enhance both efficiency and   Teamwork.

Our previous long experiences operating in volatile rate environments, prepared us to remain nimble while sticking to our proven business disciplines. We see much opportunity to add quality new business relationships in this new year.

Our Best is yet Ahead!”

Robert E. Hoeweler, Chairman of the Board, added: "Our Bank and Team have proven our ability to maintain strong performance during both changing and varying economic backdrops. Recently, we successfully navigated Covid and the residential mortgage industry contraction. Currently, the industry is challenged by rapidly rising interest rates. We are well experienced and confident our Leadership is up to the challenge."

Overview of Results

Net income for the three months ended December  31, 2022 totaled $4.7 million (or $0.72 per diluted common share) compared to net income of $4.2 million (or $0.65 per diluted common share) for the three months ended September 30, 2022 and net income of $4.5 million (or $0.68 per diluted common share) for the three months ended December  31, 2021.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended December 31, 2022 was $6.5 million compared to PPNR of $5.4 million for the three months ended September 30, 2022 and $5.6 million for the three months ended December 31, 2021.

Net income for the year ended December 31, 2022 totaled $18.2 million (or $2.78 per diluted common share) compared to net income of $18.5 million (or $2.77 per diluted common share) for the year ended December 31, 2021.  PPNR was $23.4 million for the year ended December 31, 2022 compared to $21.2 million for the year ended December 31, 2021.

Net Interest Income and Net Interest Margin

Net interest income totaled $13.2 million for the quarter ended December 31, 2022 and decreased $161,000, or 1.2%, compared to $13.3 million in the prior quarter, and increased $2.2 million, or 19.9%, compared to $11.0 million in the fourth quarter of 2021.

The decrease in net interest income compared to the prior quarter was primarily due to a $4.1 million, or 86.5%, increase in interest expense, partially offset by a $3.9 million, or 21.6%, increase in interest income. The increase in interest expense when compared to the prior quarter was attributed to a 104bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $130.3 million, or 10.4%, increase in average interest-bearing liabilities.    The increase in interest income was primarily attributed to a $124.6 million, or 7.9%, increase in average interest-earning assets outstanding,  coupled with a  58bps increase in average yield on interest-earning assets.    The net interest margin of 3.08% for the quarter ended December 31, 2022 decreased 28bps compared to the net interest margin of 3.36% for the prior quarter.

The increase in net interest income compared to the fourth quarter of 2021 was primarily due to an $8.8 million, or 66.8%, increase in interest income, partially offset by a $6.6 million, or 305.3%, increase in interest expense. The increase in interest income was primarily attributed to a $402.6 million, or 30.8%, increase in average interest-earning assets outstanding, coupled with a 110bps increase in the average yield on interest-earning assets.  The increase in interest expense was attributed to a $394.1 million, or 40.0%, increase in average interest-bearing liabilities, coupled with a 166bps increase in the average cost of funds on interest-bearing liabilities.  The net interest margin of 3.08% for the quarter ended December 31, 2022 decreased 28bps compared to the net interest margin of 3.36% for the fourth quarter of 2021.

Noninterest Income

Noninterest income for the quarter ended December 31, 2022 totaled $651,000 and decreased $54,000, or 7.7%, compared to $705,000 for the prior quarter.  The decrease was primarily due to a $173,000 loss on redemption of life insurance, partially offset by a $124,000 increase in swap fee income.

Noninterest income for the quarter ended December 31, 2022 decreased $731,000, or 52.9%, compared to $1.4 million for the quarter ended December 31, 2021.  The decrease was primarily due to a $590,000 decrease in net gain on sales of residential mortgage loans, a $209,000 decrease in net gain on sales of commercial loans, and a $173,000 loss on redemption of life insurance, partially offset by a $136,000 increase in Swap fee income.

During the second quarter 2022, we exited the DTC mortgage originations business in favor of lending in our Regional markets. The following table represents the notional amount of loans sold during the three months ended December 31, 2022, September 30, 2022, and December 31, 2021.

	Three Months ended
	December 31, 2022	September 30, 2022	December 31, 2021
Notional amount of loans sold	$2,717	$-	$130,407

The following table represents the revenue recognized on mortgage activities for the three months ended December 31, 2022, September 30, 2022, and December 31, 2021 (in thousands).

	Three Months ended
	December 31, 2022	September 30, 2022	December 31, 2021
Gain (loss) on loans sold	$(22)	$-	$1,025
Gain (loss) from change in fair value of loans held-for-sale	-	-	(567)
Gain (loss) from change in fair value of derivatives	-	-	110
	$(22)	$-	$568

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2022 totaled $7.3 million and decreased $1.3 million, or 15.4%, compared to $8.6 million for the prior quarter.  The decrease in noninterest expense was primarily due to a $570,000 decrease in impairment of property and equipment, a $494,000 decrease in data processing expense and a $298,000 decrease in salaries and employee benefits.  The decrease in impairment of property and equipment was related to an impairment booked in the third quarter 2022 for the pending sale of our headquarters building in Worthington as we prepared to move our headquarters office to New Albany, Ohio. The decrease in data processing expense was primarily related one-time charges for the conversion of our core processing system during the third quarter of 2022.

Noninterest expense for the quarter ended December 31, 2022 increased $477,000, or 7.0%, compared to $6.8 million for the quarter ended December 31, 2021.  The increase in noninterest expense was primarily due to a $297,000 increase in FDIC premiums and a $276,000 increase in salaries and employee benefits. The increase in FDIC expense was related to increased assets and deposit levels and assessment rates.

Income Tax Expense

Income tax expense was $1.2 million for the quarter ended December 31, 2022 (effective tax rate of 20.8%), compared to $1.0 million for the prior quarter (effective tax rate of 19.4%) and $1.1 million for the quarter ended December 31, 2021 (effective tax rate of 19.6%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.6 billion at December 31, 2022 and increased $98.4 million, or 6.7%, from the prior quarter and increased $358.1 million, or 29.5%, from December 31, 2021. The increase in net loans during the quarter was primarily due to a  $54.2 million increase in construction loan balances, a $25.5 million increase in single-family residential loan balances, a $12.3 million increase in commercial loan balances, and a $6.5 million increase in multi-family loan balances. The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The increase in net loans from December 31, 2021 was primarily due to a  $118.3 million increase in single-family residential loan balances, a $100.8 million increase in construction loan balances, a  $90.5 million increase in commercial loan balances, a $27.4 million increase in multi-family loan balances, a $15.5 million increase in commercial real estate loan balances, and a $6.5 million increase in home equity lines of credit.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands).

	December 31, 2022	September 30, 2022	June 30, 2022
Construction - 1-4 family*	$60,791	$56,397	$42,281
Construction - Multi-family*	87,460	79,714	56,071
Construction - Non-residential*	54,221	40,744	30,220
Hotel/Motel	9,762	16,976	17,023
Industrial / Warehouse	18,506	23,658	26,362
Land/Land Development	23,877	20,996	27,895
Medical/Healthcare/Senior Housing	469	495	3,253
Multi-family	111,210	82,939	84,580
Office	44,686	45,070	40,526
Retail	24,781	25,029	26,631
Other	$49,897	$51,655	$61,089

*CFbank possesses a core competency and deep expertise in Construction Lending.  The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $761,000, or 0.05%, of total loans at December 31, 2022, a decrease of $243,000 from nonaccrual loans at September  30, 2022 and a decrease of $236,000 from nonaccrual loans at December 31, 2021.  Loans past due more than 30 days totaled $2.1 million at December 31, 2022 compared to $1.3 million at September  30, 2022 and $3.6 million at December 31, 2021.

The allowance for loan and lease losses (ALLL) totaled $16.1 million at December 31, 2022 compared to $15.7 million at September  30, 2022 and $15.5 million at December 31, 2021.  The ratio of the ALLL to total loans was 1.01% at December 31, 2022 compared to 1.05% at September  30, 2022 and 1.26% at December 31, 2021.

There was $637,000 in provision for loan and lease losses expense for the quarter ended December 31, 2022.  There was $150,000 in provision for loan and lease losses expense for the quarter ended September 30, 2022 and no provision for loan and lease losses expense for the quarter ended December 31, 2021. Net charge-offs for the quarter ended December 31, 2022 totaled $262,000 compared to net recoveries of $5,000 for the prior quarter and net recoveries of $21,000 for the quarter ended December 31, 2021.

Deposits

Deposits totaled $1.5 billion at December 31, 2022, an increase of $37.9 million, or 2.6%, when compared to $1.5 billion at September  30, 2022, and an increase of $281.6 million, or 22.6%, when compared to $1.2 billion at December 31, 2021.    The increase when compared to the prior quarter end is primarily due to an  $84.9 million increase in money market account balances, partially offset by a  $41.9 million decrease in certificate of deposit account balances and a $4.0 million decrease in checking account balances. The increase when compared to December 31, 2021 is primarily due to a $326.9 million increase in money market account balances,  partially offset by a $26.4 million decrease in certificate of deposit account balances and a $16.9 million decrease in checking account balances.  The increase in money market account balances during the quarter and year ended December 31, 2022 included several new Public Funds deposit relationships totaling approximately $47 million and $207 million, respectively.  Noninterest-bearing deposit accounts totaled $263.2 million at December 31, 2022 and decreased $7.7 million from $270.9 million at September  30, 2022, and decreased $21.7 million from $284.9 million at December 31, 2021.

Borrowings

FHLB advances and other debt totaled $109.5 million at December 31, 2022, an increase of $6.7 million, or 6.5%, when compared to $102.8 million at September 30, 2022 and an increase of $19.8 million when compared to $89.7 million at December 31, 2021. The increase when compared to the prior quarter was due to an increase of  $6.5 million on the Company’s line of credit with a third party financial institution.  The increase when compared to December 31, 2021 was primarily due to a $15.0 million increase in FHLB advances and an increase of $5.2 million on the Company’s line of credit with a third party financial institution.

Capital

Stockholders’ equity totaled $139.2 million at December 31, 2022, an increase of $4.3 million, or 3.2%, from $134.9 million at September 30, 2022.  Stockholders’ equity increased $13.9 million, or 11.1%, from $125.3 million at December 31, 2021.  The increase in total stockholders’ equity during the three months ended December 31, 2022 was primarily attributed to net income, partially offset by a $383,000 increase in other comprehensive loss.  The increase in total stockholders’ equity during the twelve months ended December 31, 2022 was primarily attributed to net income, partially offset by share repurchases of $2.5 million and a  $1.9 million increase in other comprehensive loss.  The other comprehensive loss was the result of the mark-to-market adjustment of our investment portfolio.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR), PPNR Return on Average Assets and PPNR Return on Average Equity.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the Company) is a holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR of nearly 25%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a  comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank was recently recognized in CB Resource Inc.’s Durable Performance Index which highlighted banks who have maintained above average performance over the course of the last three years based on 11 key performance indicators over the three-year period ended September 30, 2022.  In addition, CFBank ranked #7 on American Banker’s listing of Top 200 Publicly Traded Community Banks based on 3-year average return on equity as of December 31, 2021 and has been recognized as a Small Cap All-Star performer by Piper Sandler in 2021, 2020, and 2019.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and inflationary pressures, and those additional risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2021, as supplemented by the risk factors identified in “Item 1A. Risk Factors” of Part II of our Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2022 and June 30, 2022.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Year ended
	December 31,			December 31,
	2022	2021	% change	2022	2021	% change
Total interest income	$21,901	$13,127	67%	$67,764	52,348	29%
Total interest expense	8,746	2,158	305%	18,974	10,309	84%
Net interest income	13,155	10,969	20%	48,790	42,039	16%

Provision for loan and lease losses	637	-	n/m	787	(1,600)	n/m
Net interest income after provision for loan and lease losses	12,518	10,969	14%	48,003	43,639	10%

Noninterest income
Service charges on deposit accounts	312	233	34%	1,135	845	34%
Net gain (loss) on sales of residential mortgage loans	(22)	568	n/m	656	5,916	-89%
Net gain on sale of commercial loans	76	285	-73%	353	1,443	-76%
Swap fee income	148	12	1133%	190	194	-2%
Gain (loss) on redemption of life insurance	(173)	-	n/m	(173)	383	n/m
Gain on sale of deposits	-	-	n/m	-	1,893	n/m
Other	310	284	9%	1,049	966	9%
Noninterest income	651	1,382	-53%	3,210	11,640	-72%

Noninterest expense
Salaries and employee benefits	3,814	3,538	8%	15,125	16,948	-11%
Occupancy and equipment	298	285	5%	1,253	1,120	12%
Data processing	632	506	25%	2,807	2,086	35%
Franchise and other taxes	312	252	24%	1,151	975	18%
Professional fees	610	793	-23%	2,758	4,348	-37%
Director fees	167	156	7%	632	622	2%
Postage, printing, and supplies	57	26	119%	183	146	25%
Advertising and marketing	144	489	-71%	431	3,061	-86%
Telephone	69	72	-4%	249	263	-5%
Loan expenses	192	165	16%	694	352	97%
Depreciation	121	124	-2%	496	435	14%
FDIC premiums	440	143	208%	1,130	1,238	-9%
Regulatory assessment	71	65	9%	272	261	4%
Other insurance	42	45	-7%	177	158	12%
Impairment of property and equipment	-	-	n/m	570	-	n/m
Other	304	137	122%	693	448	55%
Noninterest expense	7,273	6,796	7%	28,621	32,461	-12%

Income before income taxes	5,896	5,555	6%	22,592	22,818	-1%
Income tax expense	1,225	1,088	13%	4,428	4,365	1%
Net Income	$4,671	$4,467	5%	$18,164	$18,453	-2%

Share Data
Basic earnings per common share	$0.73	$0.69		$2.84	$2.84
Diluted earnings per common share	$0.72	$0.68		$2.78	$2.77

Average common shares outstanding - basic	6,363,552	6,448,896		6,397,053	6,508,156
Average common shares outstanding - diluted	6,491,820	6,585,511		6,535,160	6,650,447

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2022	2022	2022	2022	2021
Assets
Cash and cash equivalents	$151,787	$198,066	$154,850	$168,290	$166,591
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	10,442	11,436	12,220	13,004	16,347
Equity Securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	580	-	-	8,470	27,988
Loans and leases	1,588,317	1,489,570	1,393,759	1,296,836	1,229,657
Less allowance for loan and lease losses	(16,062)	(15,687)	(15,532)	(15,520)	(15,508)
Loans and leases, net	1,572,255	1,473,883	1,378,227	1,281,316	1,214,149
FHLB and FRB stock	7,942	7,633	7,332	7,326	7,315
Premises and equipment, net	3,778	3,792	6,110	6,032	5,869
Other assets held for sale	1,930	1,930	-	-	-
Operating lease right of use assets	1,357	1,499	1,638	1,782	1,925
Bank owned life insurance	25,641	26,189	26,038	25,889	25,743
Accrued interest receivable and other assets	39,362	34,514	27,962	26,986	24,562
Total assets	$1,820,174	$1,764,042	$1,619,477	$1,544,195	$1,495,589

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$263,241	$270,945	$244,484	$253,778	$284,935
Interest bearing	1,264,681	1,219,038	1,133,005	1,045,008	961,417
Total deposits	1,527,922	1,489,983	1,377,489	1,298,786	1,246,352
FHLB advances and other debt	109,461	102,803	75,594	83,235	89,727
Advances by borrowers for taxes and insurance	3,513	2,573	1,879	2,078	2,752
Operating lease liabilities	1,438	1,588	1,736	1,889	2,032
Accrued interest payable and other liabilities	23,670	17,311	15,185	14,972	14,513
Subordinated debentures	14,922	14,912	14,903	14,893	14,883
Total liabilities	1,680,926	1,629,170	1,486,786	1,415,853	1,370,259

Stockholders' equity	139,248	134,872	132,691	128,342	125,330
Total liabilities and stockholders' equity	$1,820,174	$1,764,042	$1,619,477	$1,544,195	$1,495,589

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$16,178	$217	4.75%	$17,044	$219	4.64%	$21,768	$227	4.18%
Loans and leases and loans held for sale (3)	1,522,529	19,971	5.25%	1,424,326	16,876	4.74%	1,205,878	12,804	4.25%
Other earning assets	161,904	1,603	3.96%	135,240	813	2.40%	71,647	29	0.16%
FHLB and FRB stock	7,810	110	5.63%	7,192	98	5.45%	6,520	67	4.11%
Total interest-earning assets	1,708,421	21,901	5.12%	1,583,802	18,006	4.54%	1,305,813	13,127	4.02%
Noninterest-earning assets	86,974			78,222			75,345
Total assets	$1,795,395			$1,662,024			$1,381,158

Interest-bearing liabilities:
Deposits	$1,260,255	7,775	2.47%	$1,154,605	3,992	1.38%	$924,453	1,632	0.71%
FHLB advances and other borrowings	118,083	971	3.29%	93,397	698	2.99%	59,782	526	3.52%
Total interest-bearing liabilities	1,378,338	8,746	2.54%	1,248,002	4,690	1.50%	984,235	2,158	0.88%

Noninterest-bearing liabilities	279,212			279,383			273,691
Total liabilities	1,657,550			1,527,385			1,257,926

Equity	137,845			134,639			123,232
Total liabilities and equity	$1,795,395			$1,662,024			$1,381,158

Net interest-earning assets	$330,083			$335,800			$321,578
Net interest income/interest rate spread		$13,155	2.58%		$13,316	3.04%		$10,969	3.14%
Net interest margin			3.08%			3.36%			3.36%
Average interest-earning assets
to average interest-bearing liabilities	123.95%			126.91%			132.67%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the ALLL and includes nonperforming loans.

Consolidated Financial Highlights
	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2022	2022	2022	2022	2021	2022	2021
Earnings and Dividends
Net interest income	$13,155	$13,316	$11,545	$10,774	$10,969	$48,790	$42,039
Provision for loan and lease losses	$637	$150	$-	$-	$-	$787	$(1,600)
Noninterest income	$651	$705	$808	$1,046	$1,382	$3,210	$11,640
Noninterest expense	$7,273	$8,599	$6,472	$6,277	$6,796	$28,621	$32,461
Net Income	$4,671	$4,249	$4,726	$4,518	$4,467	$18,164	$18,453
Basic earnings per common share	$0.73	$0.66	$0.74	$0.70	$0.69	$2.84	$2.84
Diluted earnings per common share	$0.72	$0.65	$0.72	$0.69	$0.68	$2.78	$2.77
Dividends declared per share	$0.05	$0.05	$0.04	$0.04	$0.04	$0.18	$0.13

Performance Ratios (annualized)
Return on average assets	1.04%	1.02%	1.18%	1.24%	1.29%	1.11%	1.26%
Return on average equity	13.55%	12.62%	14.61%	14.32%	14.50%	13.69%	15.58%
Average yield on interest-earning assets	5.12%	4.54%	3.88%	3.82%	4.02%	4.37%	3.79%
Average rate paid on interest-bearing liabilities	2.54%	1.50%	1.05%	0.90%	0.88%	1.55%	0.95%
Average interest rate spread	2.58%	3.04%	2.83%	2.92%	3.14%	2.82%	2.84%
Net interest margin, fully taxable equivalent	3.08%	3.36%	3.04%	3.13%	3.36%	3.15%	3.04%
Efficiency ratio	52.68%	61.33%	52.39%	53.10%	55.02%	55.04%	60.47%
Noninterest expense to average assets	1.62%	2.07%	1.62%	1.72%	1.97%	1.76%	2.22%

Capital
Tier 1 capital leverage ratio (1)	9.89%	10.00%	10.09%	11.06%	11.29%	9.89%	11.29%
Total risk-based capital ratio (1)	12.74%	12.78%	13.33%	14.01%	14.02%	12.74%	14.02%
Tier 1 risk-based capital ratio (1)	11.65%	11.65%	12.13%	12.76%	12.77%	11.65%	12.77%
Common equity tier 1 capital to risk weighted assets (1)	11.65%	11.65%	12.13%	12.76%	12.77%	11.65%	12.77%
Equity to total assets at end of period	7.65%	7.65%	8.19%	8.31%	8.38%	7.65%	8.38%
Book value per common share	$21.43	$20.85	$20.25	$19.70	$19.28	$21.43	$19.28
Tangible book value per common share	$21.43	$20.85	$20.25	$19.70	$19.28	$21.43	$19.28
Period-end market value per common share	$21.18	$20.62	$21.00	$22.30	$20.53	$21.18	$20.53
Period-end common shares outstanding	6,496,824	6,467,278	6,552,020	6,515,927	6,500,248	6,496,824	6,500,248
Average basic common shares outstanding	6,363,552	6,393,531	6,413,884	6,417,881	6,448,896	6,397,053	6,508,156
Average diluted common shares outstanding	6,491,820	6,547,791	6,552,763	6,548,380	6,585,511	6,535,160	6,650,447

Asset Quality
Nonperforming loans	$761	$1,004	$921	$1,006	$997	$761	$997
Nonperforming loans to total loans	0.05%	0.07%	0.07%	0.08%	0.08%	0.05%	0.08%
Nonperforming assets to total assets	0.04%	0.06%	0.06%	0.07%	0.07%	0.04%	0.07%
Allowance for loan and lease losses to total loans	1.01%	1.05%	1.11%	1.20%	1.26%	1.01%	1.26%
Allowance for loan and lease losses to nonperforming loans	2110.64%	1562.45%	1686.43%	1542.74%	1555.47%	2110.64%	1555.47%
Net charge-offs (recoveries)	$262	$(5)	$(12)	$(12)	$(21)	$233	$(86)
Annualized net charge-offs (recoveries) to average loans	0.07%	0.00%	0.00%	0.00%	(0.01%)	0.02%	(0.01%)

Average Balances
Loans	$1,537,941	$1,439,863	$1,340,330	$1,254,639	$1,173,853	$1,394,838	$1,048,349
Assets	$1,795,395	$1,662,024	$1,596,926	$1,456,003	$1,381,158	$1,629,191	$1,461,180
Stockholders' equity	$137,845	$134,639	$129,423	$126,199	$123,232	$132,642	$118,430

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) PPNR, (2) PPNR return on average assets and (3) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) net earnings (2) return on average assets and (3) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Net income	$4,671	$4,249	$4,467	$18,164	$18,453
Add: Provision for credit losses	637	150	-	787	(1,600)
Add: Income tax expense	1,225	1,023	1,088	4,428	4,365
Pre-provision, pre-tax net revenue	$6,533	$5,422	$5,555	$23,379	$21,218

Average Assets	$1,795,395	$1,662,024	$1,381,158	$1,629,191	$1,461,180
Average Stockholders' Equity	$137,845	$134,639	$123,232	$132,642	$118,430

Return on average assets (1)	1.04%	1.02%	1.29%	1.11%	1.26%
PPNR return on average assets (2)	1.46%	1.30%	1.61%	1.44%	1.45%

Return on average equity (3)	13.55%	12.62%	14.50%	13.69%	15.58%
PPNR return on average equity (4)	18.96%	16.11%	18.03%	17.63%	17.92%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity